UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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SKYWATER TECHNOLOGY, INC.
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SKYWATER TECHNOLOGY, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 1, 2022
To the Stockholders of SkyWater Technology, Inc.:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders of SkyWater Technology, Inc. will be held in virtual format online at www.virtualshareholdermeeting.com/SKYT2022 on Wednesday, June 1, 2022, at 10:00 a.m. Eastern Time, for the following purposes:
1.	to elect the eight directors named in the accompanying proxy statement to hold office until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022; and
3.	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
The 2022 Annual Meeting of Stockholders will be held in a virtual format online via live webcast only. You will not be able to attend the 2022 Annual Meeting of Stockholders physically. You may attend, vote and examine our stockholder list at the 2022 Annual Meeting of Stockholders by visiting www.virtualshareholdermeeting.com/SKYT2022 and using your control number found on your Notice of Internet Availability of Proxy Materials or on your proxy card.
The close of business on April 4, 2022, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.
Your vote is important no matter how large or small your holdings may be. To assure your representation at the 2022 Annual Meeting of Stockholders, please vote your shares by Internet or by toll-free telephone number as instructed in the Notice of Internet Availability of Proxy Materials. You also may request a printed proxy card to submit your vote by mail. For more details, see “How do I vote?” under “Questions and Answers About the Annual Meeting and Voting” in the accompanying proxy statement.
By Order of the Board of Directors SKYWATER TECHNOLOGY, INC.

Christopher Hilberg Secretary
Bloomington, Minnesota
April 19, 2022

PROXY STATEMENT TABLE OF CONTENTS

SKYWATER TECHNOLOGY, INC.
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 1, 2022
This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of SkyWater Technology, Inc. (“we”, “our”, “us” or similar terms), beginning on or about April 19, 2022, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Stockholders to be held in virtual format online at www.virtualshareholdermeeting.com/SKYT2022 on Wednesday, June 1, 2022, at 10:00 a.m. Eastern Time, and all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.
Only holders of record our common stock at the close of business on April 4, 2022 (the “Record Date”) are entitled to vote at the Annual Meeting. On the Record Date, we had outstanding and entitled to vote 39,904,690 shares of common stock, each of which is entitled to one vote per share.
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting by virtual presence online. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you have the option to vote by Internet or by telephone by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card or, if you have requested or received a proxy by mail, you can vote by completing, signing and dating the proxy card and returning it in the prepaid envelope. A stockholder of record may vote by Internet at www.proxyvote.com or vote by telephone (1-800-690-6903), in each case by using your control number found on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you hold shares beneficially in street name, you may also vote by proxy by following the voting instructions provided to you by your broker, bank or other holder of record.
If you attend the Annual Meeting online, you may also vote your shares at www.virtualshareholdermeeting.com/SKYT2022 during the meeting, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other holder of record and you wish to vote at the Annual Meeting, you must obtain from the record holder of those shares a legal proxy issued in your name.
The Annual Meeting will be held in a virtual format online via live webcast only. You will not be able to attend the Annual Meeting physically. You may attend the Annual Meeting by virtual presence online if you were a stockholder as of the close of business on the Record Date, or you hold a valid proxy for the Annual Meeting. To attend the Annual Meeting by virtual presence online, go to www.virtualshareholdermeeting.com/SKYT2022. If you are a stockholder of record, you will also need to provide your control number found on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you are not a stockholder of record, but hold shares through a broker, trustee or nominee, you will also need to obtain a legal proxy from the broker, trustee or nominee that holds your shares, have a copy of the voting instruction card provided by your broker, trustee or nominee, and provide your control number found on the voting instruction card provided by such broker, trustee or nominee.
The virtual Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the Annual Meeting, please call 844-986-0822 (US) or 303-562-9302 (International). We will have technicians available to assist you.

Whether or not you attend the Annual Meeting, it is important that your shares be part of the voting process. The methods by which you may vote are described above and on your Notice of Internet Availability of Proxy Materials or on your proxy card. For more details, see “How do I vote?” under “Questions and Answers About the Annual Meeting and Voting” below.
This proxy statement includes several website addresses and references to additional materials found on those websites. We are not including in, or incorporating by reference into, this proxy statement such websites and materials.
Our fiscal years ends on the Sunday closest to the end of the twelfth calendar month. In this proxy statement, we refer to our fiscal years ended January 2, 2022 and January 3, 2021 as fiscal 2021 and fiscal 2020, respectively.
On April 14, 2021, in connection with our initial public offering (“IPO”), CMI Acquisition, LLC filed a certificate of conversion, whereby CMI Acquisition, LLC effected a corporate conversion from a Delaware limited liability company to a Delaware corporation and changed its name to SkyWater Technology, Inc. We refer to this transaction as the “Corporate Conversion” in this proxy statement. On April 23, 2021, we completed our IPO and issued 8,004,000 shares of common stock at an initial offering price to the public of $14.00 per share. Shares of our common stock began trading on the Nasdaq Stock Market on April 21, 2021 under the symbol “SKYT”.

PROPOSAL 1. ELECTION OF DIRECTORS
The Board currently consists of nine directors with terms that expire at the Annual Meeting. Wendi B. Carpenter, a current member of the Board, was not nominated for election at the Annual Meeting. Therefore, following the Annual Meeting, our Board will comprise eight members. The entire Board is elected annually for a term to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.
At the Annual Meeting, the stockholders will elect eight directors to hold office until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified. The Board, upon the recommendation of the nominating and corporate governance committee, has nominated eight of our current directors for election at the Annual Meeting. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the eight persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.
The following sets forth certain information, as of the Record Date, about the Board’s nominees for election at the Annual Meeting, including an account of their specific business experience; the names of publicly held and certain other entities of which they also are, or have been within the past five years, directors; and a discussion of their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as director.
Nominees for Election at the Annual Meeting
Nancy Fares, 55, has served as a member of the Board since January 2022. Ms. Fares has served as a strategic advisor and board member with Olarm, an application-based home security provider, since July 2018. Ms. Fares previously served as Vice President Software Product Management at Qualcomm, Inc. from August 2016 to June 2018. Prior to joining Qualcomm, Ms. Fares held senior leadership positions at NXP Semiconductors N.V., Foravest, LLC, Micralyne Inc. and Texas Instruments Incorporated. Ms. Fares holds a B.S. in Electrical Engineering from the University of Texas at Dallas, a M.S. in Telecommunications from Southern Methodist University and an Executive M.B.A. from the University of Texas at Austin. We believe Ms. Fares’ strategic roles with leading semiconductor companies, her strategic advisory and board member experience and her history of building stockholder value qualifies her to serve on the Board. Ms. Fares was originally recommended as a director nominee by non-management directors.
Gregory B. Graves, 61, has served as a member of the Board since March 2022. Mr. Graves has served as Chief Financial Officer of Entegris, Inc., a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, since April 2007 and served as Senior Vice President, Strategic Planning & Business Development from 2002 to 2007. Mr. Graves has also served as a director of Laird Superfood since 2018. Prior to joining Entegris, Mr. Graves held positions in investment banking and corporate development, including at Piper Jaffray, RBC (Dain Rauscher) and The Pillsbury Company. From 2017 to 2019, Mr. Graves served as a director and chairman of the audit committee of Plug Power Inc. Mr. Graves has served on the board of directors of the Minneapolis Heart Institute Foundation since 2016 and has been chairman of the audit and finance committee since 2019. Mr. Graves received a B.A. and Master’s in Accounting and Taxation from the University of Alabama and an M.B.A. from the University of Virginia. We believe Mr. Graves’ background in accounting and finance qualifies him to serve on the Board. Mr. Graves was originally recommended as a director nominee by non-management directors.
John T. Kurtzweil, 65, has served as a member of the Board since October 2020. He has served as principal of Kurtzweil Consulting, LLC, providing consulting services in the area of capital formation and accountancy, since November 2014. Mr. Kurtzweil served as the Interim Chief Financial Officer of Metabolon, Inc., a health technology company, from July 2019 to April 2022. Mr. Kurtzweil has served as a member of the board of directors of Axcelis Technologies, Inc., a semiconductor capital equipment company, since May 2015, and he currently chairs its audit committee. Mr. Kurtzweil previously served as a director of Akoustis Technologies, Inc., an integrated device manufacturer for mobile and other wireless applications, from January 2017 to July 2017, at which time he became the Chief Financial Officer until November 2018. From June 2015 to March 2017, Mr. Kurtzweil was Vice President of Finance of Cree, Inc., a provider of light emitting diode, lighting and semiconductor products, and Chief Financial Officer of its subsidiary, Wolfspeed, a Cree Company.

From 2012 until 2014, Mr. Kurzweil served as Senior Vice President, Chief Financial Officer and Special Advisor to the Chief Executive Officer of Extreme Networks, Inc., a provider of open networking innovations. From 2006 to 2012, Mr. Kurtzweil served as Executive Vice President, Finance and as Chief Financial Officer and Treasurer of Cree, Inc. From 2004 to 2006, Mr. Kurtzweil was Senior Vice President and Chief Financial Officer at Cirrus Logic, Inc., a fabless semiconductor company. Mr. Kurtzweil holds a Bachelor of Accountancy degree from Arizona State University and a M.B.A. from the University of St. Thomas, and is a licensed CPA and CMA. Mr. Kurtzweil is an active member of the National Association of Corporate Directors. We believe Mr. Kurtzweil’s semiconductor industry background, merger and acquisition experience, and 19 years as chief financial officer of publicly traded technology companies qualifies him to serve on the Board.
Chunyi (Amy) Leong, 47, has served as a member of the Board since January 2022. Ms. Leong has served as the Senior Vice President, Chief Marketing Officer, Mergers & Acquisitions, and General Manager of Emerging Growth Business Unit of FormFactor, Inc. since November 2017, having previously served as Senior Vice President, Marketing and Customer Solutions since October 2012 and as Vice President, Marketing for MicroProbe Inc. before its acquisition by FormFactor. Prior to MicroProbe, Ms. Leong worked in a variety of semiconductor process engineering and technologist roles at Gartner, KLA Corporation and IBM. Ms. Leong has served as an advisory board member of International Semiconductor Executive Summits since 2016 and as a director of Simple Steps Community Connection, a nonprofit organization supporting women leadership initiatives, since 2020. Ms. Leong received a B.S. in Chemical Engineering from the University of California at Berkley and a M.S. in Materials Science and Engineering from Stanford University. We believe Ms. Leong’s strategic and leadership expertise in semiconductor process technology businesses as well as her mergers and acquisitions and advisory board experience qualifies her to serve on the Board. Ms. Leong was originally recommended as a director nominee by non-management directors.
Thomas R. Lujan, 72, has served as a member of the Board since October 2020, a director of SkyWater Technology Foundry since March 2017 and a manager of SkyWater Federal since September 2018. Mr. Lujan served as the Secretary of SkyWater Technology Foundry from July 2017 to March 2021. Mr. Lujan is the founder of Lujan Legal Counsel, LLC, where he has served as an attorney since June 2015. Mr. Lujan represents and advises various corporate entities in all areas of general business law. From 2001 until 2015, Mr. Lujan served as an attorney and founder of Lundquist & Lujan, PLLP, where he provided legal advice to companies in a general business law practice and served as a consultant to the DoD. From 1979 until 1998, Colonel (Ret.) Lujan served as a Judge Advocate Officer in the U.S. Army. His final assignment was as the Staff Judge Advocate (General Counsel) of the United States Special Operations Command. He has served on the boards of various private companies and charitable organizations. He graduated with a Bachelor of Science in Engineering from the United States Military Academy at West Point, New York and holds a Juris Doctor from the University of Minnesota Law School. We believe Mr. Lujan’s legal and governmental expertise, as well as his significant leadership experience, qualifies him to serve on the Board.
Gary J. Obermiller, 73, has served as Chair of the Board since October 2020 and previously served as a member of our board from February 2018 to January 2020. He has served as the chairman of the board of directors of SkyWater Technology Foundry since March 2017 and served as the interim chief executive officer of SkyWater Technology Foundry from March 2017 to October 2017. He is a co-founder and Operating Partner of Mill City Capital, a private equity firm investing in lower middle market companies, which position he has held since January 2016, after previously serving as Managing Director since January 2010. From 2004 until 2010, Mr. Obermiller was a Managing Director of Goldner Hawn Johnson & Morrison, a private equity investment firm. Prior to 2004, Gary served with Deltak for 14 years in several senior management roles, including as President, President and Chief Operating Officer, and Director of Global Power Equipment Group Inc., Deltak’s eventual parent company, an international manufacturer of equipment for gas turbine power plants. Mr. Obermiller also held managerial positions in operations, sales, marketing and engineering with Graco, Inc. and Econo-Therm Energy Systems Corporation, both domestic and internationally. Mr. Obermiller currently serves as a board member at HN Precision, a specialized machining company, as a director for Kobuk Holdings (formerly ABP Induction), a German large electrical equipment supplier, and Acme Industries, a specialized machining company, and is a member of the Dean’s Advisory Board for the University of Minnesota’s College of Science and Engineering and a member of the University of St. Thomas Board of Governors for the School of

Engineering. Mr. Obermiller holds a Bachelor of Science in Mechanical Engineering from the University of Minnesota and a Master of Business Administration from the University of St. Thomas, and is a Licensed Professional Engineer (inactive). We believe Mr. Obermiller’s investment and management experience qualifies him to serve on the Board.
Thomas Sonderman, 58, has served as our President and Chief Executive Officer since December 2020 and as a member of the Board since October 2020. He has served as the President of SkyWater Technology Foundry since October 2017. From January 2014 until October 2017, Mr. Sonderman served as the Vice President and General Manager of the Integrated Solutions Group at Rudolph Technologies, Inc., or Rudolph Technologies, a semiconductor company that merged with Nanometrics Incorporated to form Onto Innovation Inc. At Rudolph Technologies, Mr. Sonderman was responsible for delivering predictable profitability for the company’s integrated hardware/software business unit. From February 2009 until he joined Rudolph Technologies, Mr. Sonderman served as Vice President of Manufacturing for GlobalFoundries, a semiconductor foundry, where he oversaw the spinout of GlobalFoundries from Advanced Micro Devices, Inc. Mr. Sonderman is an active member of the SEMI Fab Owners Association and the Global Semiconductor Alliance. Mr. Sonderman received a Bachelor of Science in Chemical Engineering from the Missouri University of Science Technology and a Master of Science in Electrical Engineering from National Technological University. We believe Mr. Sonderman’s extensive expertise and demonstrated leadership in the semiconductor industry qualifies him to serve on the Board.
Loren A. Unterseher, 57, has served as a member of the Board since September 2016. From March 2017 to April 2021, he was employed as an advisor to SkyWater Technology Foundry. He is the Managing Partner of Oxbow Industries, LLC (“Oxbow”), a holding company investing in middle-market private companies, which position he has held since 2004. Since September 2020, he has also been Managing Partner of Oxbow Realty Partners, LLC, an affiliate of Oxbow. Over his career, Mr. Unterseher has completed over $2.5 billion in corporate finance transactions. Prior to Oxbow, Mr. Unterseher was a Principal/Shareholder & Director of Mergers and Acquisitions for Craig-Hallum Capital Group LLC. Prior to Craig-Hallum, he was Director of Private Equity for Lazard Middle Market LLC (formerly known as Goldsmith, Agio, Helms & Lynner LLC). Mr. Unterseher started his investment banking career as a Vice-President in Mergers and Acquisitions at Royal Bank of Canada (formerly known as Dain Rauscher Incorporated). He began his professional career as an attorney and was a Partner at Stinson Leonard Street LLP (formerly known as Leonard, Street & Deinard), a major Minneapolis-based law firm. Mr. Unterseher also has served since 2018 as a member of the board of directors, and chairs the audit committee, of Insignia Systems, Inc., a publicly-traded manufacturer of signage and promotional media. Mr. Unterseher is currently chairman of the board of Inno-flex, LLC, a private company (a director since 2016), and serves on the boards of Ascent Solutions, LLC (since 2018), and TFS Partners, LLC (since June 2017), each of which is a private company. Mr. Unterseher has served on several other private company and not-for-profit boards of directors. Mr. Unterseher holds a Bachelor of Business Administration degree in Finance from the University of Iowa and a Juris Doctor from the University of North Dakota. We believe Mr. Unterseher’s investment, mergers and acquisitions and finance experience qualifies him to serve on the Board.
The Board recommends the foregoing nominees for election as directors and urges each stockholder to vote “FOR” such nominees.

CORPORATE GOVERNANCE
Board of Directors
Each director serves for a one year term and until the election and qualification of successor directors at the annual meeting of stockholders, or until the director’s earlier resignation or removal. In accordance with the terms of our certificate of incorporation, our directors may be removed with or without cause only by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors.
Our nominating and corporate governance committee and the Board consider a broad range of factors relating to the qualifications and background of nominees. Our nominating and corporate governance committee’s and the Board’s priority in selecting Board members is identification of persons who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape, professional and personal experiences and expertise relevant to our growth strategy.
Director Independence
Subject to an exemption available to a “controlled company,” the Nasdaq Marketplace Listing Rules (the “Nasdaq rules”) require that a majority of a listed company’s board of directors be composed of “independent directors,” as defined in those rules, and that such independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. We qualify as a “controlled company” and we rely on the controlled company exemption from the provisions that require independent directors exercise oversight responsibilities with respect to director nominations and executive compensation. However, we currently do not rely on the controlled company exemption from the provision that requires a majority of our board of directors be composed of independent directors. The Nasdaq rules define a “controlled company” as “a company of which more than 50% of the voting power is held by an individual, a group or another company.” As described elsewhere in this proxy statement, Oxbow, and its affiliates, beneficially owns shares of our common stock representing more than 50% of the combined voting power of our outstanding common stock. Therefore, we are not required to have a majority of independent directors on the Board (although as described below we do have a majority of independent directors on the Board), an entirely independent nominating and corporate governance committee, or an entirely independent compensation committee, and may not perform annual performance evaluations of the nominating and corporate governance and compensation committees unless and until such time as we are required to do so. If we cease to be a controlled company, we will be required to comply with Nasdaq’s corporate governance requirements applicable to listed companies generally, subject to a phase-in period during the first year after we cease to be a controlled company.
The Board has adopted director independence standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the Nasdaq rules. These standards are included in our corporate governance principles, a copy of which can be found in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
The independence standards contained in the corporate governance principles require that, at all times, at least two directors be “independent.” Based on these standards, the Board determined that Messrs. Graves, Kurtzweil and Obermiller and Mses. Carpenter, Fares and Leong are “independent directors” as that term is defined in the Nasdaq rules and the director independence standards adopted by the Board. In making this determination, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant in determining their independence, including the transactions involving them described in the section titled “— Certain Relationships and Transactions with Related Persons” further below.
Board Leadership Structure
Our bylaws and corporate governance principles provide the Board with flexibility to combine or separate the positions of chair of the Board and chief executive officer (or equivalent thereof) or the implementation of a presiding or lead director. It is the Board’s view that rather than having a rigid policy, the Board should determine, as and when appropriate upon consideration of all relevant factors and circumstances, whether the two offices should be combined or separate.

Currently, the offices of chief executive officer and chair of the Board are separate, with Thomas Sonderman serving as our chief executive officer and Gary J. Obermiller serving as non-executive chair of the Board. We believe that this leadership structure is appropriate at this time because it provides Mr. Sonderman with the ability to focus on our day-to-day operations while Mr. Obermiller focuses on the oversight of the Board.
We anticipate that the Board will periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Role of Board in Risk Oversight Process
The Board has oversight responsibility for our risk management process. The Board administers its oversight function through its committees, but retains responsibility for general oversight of risks. The committee chairs are responsible for reporting findings regarding material risk exposure to the Board as quickly as possible. The Board has delegated to the audit committee oversight responsibility to review our code of conduct, including whether the code of conduct is successful in preventing illegal or improper conduct, and our financial risk assessment, financial risk management and financial risk mitigation policies and programs, including matters relating to privacy and cybersecurity. The compensation committee assesses and monitors any major compensation-related risk exposures and recommends to the Board the steps management should take to monitor or mitigate such exposures. We believe that the leadership structure of the Board provides appropriate risk oversight of our activities.
Board and Annual Meetings
The Board held nine meetings in 2021 and the non-employee directors met in executive session six times. Each of the directors currently serving on the Board attended at least 75% of the meetings of the Board and the committees on which they served during 2021.
Directors are expected to attend our annual meeting of stockholders each year. In 2021, prior to our IPO, our annual meeting of stockholders was conducted via a written consent action.
Board Committees
The Board currently has a standing audit committee, compensation committee and nominating and corporate governance committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. We make available copies of each of these charters free of charge in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
Audit Committee
The audit committee consists of three directors, Mr. Kurtzweil, chair, Mr. Graves and Mr. Obermiller. The Board has determined that all of the audit committee members meet the financial literacy requirements under the Nasdaq rules and Securities and Exchange Commission (the “SEC”) regulations and that Mr. Kurtzweil and Mr. Graves are “audit committee financial expert” as defined by SEC regulations. The Board has determined that each of Messrs. Graves, Obermiller and Kurtzweil satisfy the relevant independence requirements for service on the audit committee set forth in SEC regulations and the Nasdaq rules.
The principal duties and responsibilities of the audit committee include, among other matters:
•	appointing, compensating, retaining, replacing and overseeing our independent auditor;
•	pre-approving all audit and permitted non-audit services to be provided by our independent auditor;
•	assisting the Board in its oversight of our consolidated financial statements and other financial information to be provided by us;
•
recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•	overseeing our compliance with legal and regulatory matters and aspects of our risk management processes;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•
discussing with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and

•
establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The audit committee held eight meetings in 2021. The current audit committee charter can be found in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com. The audit committee’s report appears below under “Report of the Audit Committee”.
Compensation Committee
Our compensation committee consists of three directors, Ms. Carpenter, chair, and Ms. Fares and Mr. Lujan. The Board has determined that each of Ms. Carpenter and Ms. Fares satisfy the relevant independence requirements for service on the compensation committee set forth in SEC regulations and the Nasdaq rules. Because we are a “controlled company” under the Nasdaq rules, our compensation committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules.
The principal duties and responsibilities of our compensation committee include, among other matters:
•	annually reviewing and recommending to the Board the corporate goals and objectives relevant to the compensation of our executive officers;
•
evaluating the performance of our chief executive officer in light of such corporate goals and objectives and based on such evaluation reviewing and recommending to the Board the compensation of our chief executive officer;

•	reviewing and recommending to the Board the compensation of our other executive officers;
•	providing oversight of our executive compensation policies, plans and benefit programs;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;
•	administering our equity compensation plans;
•	preparing our compensation committee report if and when required by SEC rules;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required to be included in our annual proxy statement;
•	reviewing the compensation arrangements for our non-employee directors and recommending any changes to the Board; ands
•	overseeing and reviewing our executive team and management succession plans.
The compensation committee held five meetings in 2021. The current compensation committee charter can be found in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
In 2021, the compensation committee retained Willis Towers Watson to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The compensation committee engaged Willis Towers Watson to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as to assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair. We do not believe the retention of, or the work performed by, Willis Towers Watson creates any conflict of interest.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of four directors, Mr. Unterseher, chair, and Ms. Leong and Messrs. Sonderman and Obermiller. The Board has determined that Ms. Leong satisfies the relevant independence requirements for service on the nominating and governance committee set forth in the Nasdaq rules. Because we are a “controlled company” under the Nasdaq rules, our nominating and corporate governance committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the nominating and corporate governance committee accordingly in order to comply with such rules.
The nominating and corporate governance committee’s responsibilities include, among other matters:
•	identifying qualified candidates to be considered for appointment or election to the Board;
•	making recommendations to the Board regarding the selection and approval by the board of director of nominees to be submitted for election by a stockholder vote;
•	determining the composition of the board and its committees and making recommendations to the Board regarding the appointment of directors to serve as members of each committee;
•	monitoring and reviewing any issues regarding the independence of our non-employee directors or involving potential conflicts of interest affecting any such directors; and
•	developing and implementing our corporate governance principles and recommending any changes to the Board.
The nominating and corporate governance committee held three meetings in 2021. The current nominating and corporate governance committee charter can be found in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
Nominations of Directors and Board Diversity
Our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), we expect that the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
•	personal and professional integrity;
•	ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly traded company;
•	experience in the industries in which we compete;
•	experience as a board member or executive officer of another publicly traded company;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•	diversity of background and perspective, including but not limited to, with respect to race, gender or national origin;
•	conflicts of interest; and
•	practical and mature business judgment.
We have no formal policy regarding board diversity. Currently, the Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Characteristics of Directors and Director Nominees
Board Diversity Matrix (as of April 4, 2022)
Total Number of Directors	9
	Female	Male
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
Asian	1	0
Hispanic or Latinx	0	1
White	2	6
Two or More Races or Ethnicities	0	1
Communications with the Board
Stockholders or interested parties may communicate with the Board by writing to SkyWater Technology, Inc., Board of Directors (or, at the writer’s option, to a specific director or to the independent directors as a group), c/o Christopher Hilberg, Secretary, 2401 East 86th Street, Bloomington, Minnesota. Alternatively, communications can be submitted electronically via our website at www.skywatertechnology.com. The Secretary will ensure that the communication is delivered to the Board, the specified director or the specified group of directors, as the case may be.
Corporate Governance Principles
The Board has adopted corporate governance principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The corporate governance principles also provide that the Board will be assessed on an annual basis to determine whether it and its committees are functioning effectively. In addition, our corporate governance principles provide that, at least two times each year, the independent directors meet in executive session. The independent directors may also meet at such other times as any of them determine appropriate. The corporate governance principles also provide that our executive officers and other members of senior management who are not members of the Board be available for direct interaction with members of the Board. The nominating and corporate governance committee and the Board are responsible for regularly reviewing and revising the corporate governance principles and related documents as and when appropriate. We have posted a copy of the corporate governance principles in the Governance sub-section of the “Investors” section on our website at www.skywatertechnology.com.
Codes of Ethics and Conduct
We have adopted a code of ethics for senior financial officers that is applicable to our chief executive officer and senior financial officers. In addition, we have adopted a code of business conduct and ethics applicable to the conduct of our business by our employees, officers and directors. We have posted copies of the code of ethics for senior financial officers and the code of business conduct and ethics on our website at www.skywatertechnology.com.
Policy on Review and Approval of Transactions with Related Persons
The Board has adopted a written policy regarding the review and approval of transactions with related persons. For purposes of this policy:
•	A “related person” means a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, and any member of the immediate family of such persons; and
•
A “related person transaction” generally is a transaction between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had or will have a direct or indirect material interest.

Our related persons transactions policy requires our related person transaction subcommittee (a fully independent subcommittee of our audit committee) to consider information regarding each proposed related-person transaction, including a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.
To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to:
•	whether the terms of the transaction are fair to us;
•	whether there are business reasons for us to enter into the transaction;
•
whether the transaction would impair the independence of a non-employee director (including, if applicable, with respect to the director’s capacity as a compensation committee or audit committee member); and

•
whether the transaction would present an improper conflict of interest (or result in an inappropriate appearance of conflict of interest) for any director or executive officer, taking into account the size of the transaction or transactions, the overall financial position of the director, executive officer or other related person, the direct or indirect nature of the interest in the transaction or transactions of the director, executive officer or other related person, the ongoing nature of any proposed relationship and any other factors the related person transaction subcommittee deems relevant.

The policy also requires any interested director to excuse himself from deliberations and approval of the transaction in which the interested director is involved.
Certain Relationships and Transactions with Related Persons
As described below under “Principal Stockholders”, CMI Oxbow Partners, LLC (“CMI Oxbow”), an affiliate of Oxbow, owns approximately 69.06% of our outstanding common stock as of the Record Date.
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement with CMI Oxbow, and certain other holders of our common stock including Messrs. Lujan, Obermiller, Sonderman and Wold (our former chief administrative officer). The registration rights agreement provides that CMI Oxbow and each entity under common control with CMI Oxbow and their respective affiliates is entitled to demand registration rights and customary Form S-3 demand registration rights when we are eligible to register shares on Form S-3. In addition, the registration rights agreement provides certain piggyback registration rights for other holders of our common stock for such demand registrations and other registrations.
Oxbow Management Agreement
In connection with our divestiture from Cypress Semiconductor Corporation on March 1, 2017, our wholly-owned subsidiary, SkyWater Technology Foundry, entered into a management fee agreement with Oxbow under which Oxbow provided management and financial consulting services to us, including advice and administrative support in connection with our business policies and processes, lender and contractual relationships, and information technology, accounting and reporting systems and procedures. Oxbow also assisted with monitoring our financial performance and advised us on courses of action for our consideration. We incurred $215,197 and $640,000 of management fees to Oxbow during fiscal 2021 and 2020, respectively. The management fee agreement with Oxbow was terminated effective as of the pricing of our IPO, and no management fees accrued or became payable for periods after the pricing of our IPO.
Sale Leaseback Transaction with Oxbow
SkyWater Technology Foundry, our wholly-owned subsidiary, entered into a purchase agreement, dated as of September 29, 2020, with Oxbow Realty Partners, LLC (“Oxbow Realty”), an affiliate of Oxbow. Under the purchase agreement, we sold our property, consisting of our office and manufacturing facility, located at 2401 and 2411 East 86th Street, in Bloomington, Minnesota, to Oxbow Realty for a purchase price of $39 million. We paid transaction services fees to Oxbow Realty of $2.0 million and paid a guarantee fee to Oxbow of $2.0 million.

SkyWater Technology Foundry subsequently entered into a lease, dated as of September 30, 2020, with Oxbow Realty, as landlord, and SkyWater Technology Foundry, as tenant. Under the lease agreement, Oxbow Realty will lease the aforementioned property to SkyWater Technology Foundry for a term of 20 years, commencing on September 30, 2020 and terminating on September 29, 2040. SkyWater Technology Foundry retains a right of first offer in the event that Oxbow Realty elects to sell the property, in whole or in part, during the term of the lease. SkyWater Technology Foundry is required to pay to Oxbow Realty certain base monthly rent amounts set forth on an agreed upon rent schedule. The aggregate amount of base rent for the term of the lease is approximately $114.8 million. SkyWater Technology Foundry also is required to make certain customary payments constituting “additional rent,” including certain monthly reserve, insurance and tax payments, in accordance with the terms of the lease agreement. In fiscal 2021 and 2020, SkyWater Technology Foundry paid $5.8 million and $1.5 million, respectively, to Oxbow Realty pursuant to the lease agreement.
Redemption Agreements
On December 29, 2020, we entered into a redemption agreement with Mr. Lujan, a director of our company. Under the redemption agreement, we purchased an aggregate of 310,000 common units from Mr. Lujan at a redemption price of $1,326,800.
On December 29, 2020, we entered into a redemption agreement with Mr. Obermiller, a director of our company. Under the redemption agreement, we purchased an aggregate of 324,103 common units of our company from Mr. Obermiller at a redemption price of $1,387,162.
Professional Service Fees
In fiscal 2021 and 2020, we paid $103,135 and $147,760, respectively, in legal fees to Lujan Legal Counsel, LLC for the provision of professional legal services and for its performance of duties as corporate secretary for SkyWater Technology Foundry. Mr. Lujan, a director of our company, is the Managing Partner of Lujan Legal Counsel, LLC.

DIRECTOR COMPENSATION
For fiscal 2021 and prior to the Corporate Conversion, as a limited liability company, our business and affairs were managed under the direction of a board of managers. In connection with the Corporate Conversion, we appointed certain directors to serve as members of our newly formed board of directors, as described above under “Nominees for Election at the Annual Meeting.”
Directors who are our employees receive no compensation for service as members of either the Board or committees thereof. Our post-IPO 2021 non-employee director compensation program is summarized below:
Element of Compensation
Annual Equity(1)	$100,000
Board Fee	75,000
Board Chair Fee	100,000
Audit Committee Chair Fee	20,000
Compensation Committee Chair Fee	15,000
Nominating and Corporate Governance Committee Chair Fee	10,000
Audit Committee Fee	10,000
Compensation Committee Fee	8,000
Nominating and Corporate Governance Committee Fee	5,000
(1)
Upon being elected or re-elected as a director, each non-employee director receives a number of restricted stock units having a value equal to $100,000 as of the grant date. Restricted stock units vest on the date immediately prior to the first annual meeting of stockholders following the grant date, contingent on the non-employee director’s continued active service on such vesting date or earlier death or disability.

We also reimburse all ordinary and necessary expenses incurred by our directors in the conduct of our business.
Fiscal 2021 Director Compensation
The following table presents the total compensation for each person who served as a member of our board of managers prior to the Corporate Conversion and as a member of the Board following the Corporate Conversion, in each case during fiscal 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the following members of our board of managers in 2021. Mr. Sonderman received no compensation for his service as a director and therefore he is not included in the following table. Ms. Fares, Mr. Graves and Ms. Leong joined the Board in fiscal 2022 and therefore did not receive any compensation during fiscal 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Wendi B. Carpenter	82,500	100,000	182,500
John T. Kurtzweil	86,250	100,000	186,250
Thomas R. Lujan	72,250	100,000	172,250
Gary J. Obermiller	102,450	100,000	202,450
Loren A. Unterseher	71,250	100,000	171,250
1.
The Stock Awards column represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, for restricted stock units that were granted to directors. Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 10 to the Consolidated Financial Statements for our fiscal year ended January 2, 2022. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Each non-employee director had 7,143 unvested restricted stock units outstanding as of December 31, 2021.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of common stock as of the Record Date (i.e., April 4, 2022) by: (i) each director and director nominee; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current directors and executive officers as a group; and (iv) each person or entity known to us to be the beneficial owner of more than 5% of the common stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of the Record Date, we had 39,904,690 shares of common stock outstanding.
Name of Beneficial Owner	Shares Beneficially Owned(1)
	Shares	%
Directors and Named Executive Officers:
Thomas Sonderman	575,622(4)	1.44%
Wendi B. Carpenter	10,537(5)	*
Nancy Fares	3,631(6)	*
Gregory B. Graves	2,272(7)	*
John T. Kurtzweil	10,537(5)	*
Chunyi (Amy) Leong	3,631(6)	*
Thomas R. Lujan	460,251(5)	1.15%
Gary J. Obermiller	451,822(5)	1.13%
Loren A. Unterseher(2)	27,566,547(8)	69.07%
Steve Manko	95,449(9)	*
Steven Wold(3)	592,874	1.49%
All current directors and named executive officers as a group (10 persons)	29,180,299	72.80%

5% Stockholders:
CMI Oxbow Partners, LLC(2)	27,559,404	69.06%
*	Denotes less than 1%.
(1)
The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by that person, which includes the number of shares as to which that person has the right to acquire voting or investment power as of or within 60 days after that date, by the sum of the number of shares of common stock outstanding as of such date plus the number of shares as to which that person has the right to acquire voting or investment power as of or within 60 days after that date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

(2)
Loren A. Unterseher is a member, and the Managing Partner, of Oxbow Industries, LLC, an affiliate of CMI Oxbow Partners, LLC. Oxbow Industries, LLC holds 800,000 Common Units, or 80% of the outstanding equity interests, of CMI Oxbow Partners, LLC. The address for each of Oxbow Industries, LLC, CMI Oxbow Partners, LLC and Mr. Unterseher is c/o Oxbow Industries, LLC, 4450 Excelsior Blvd. Suite 440, Minneapolis, Minnesota 55416.

(3)	Mr. Wold ceased to be an executive officer of our company effective on June 4, 2021.
(4)	Includes 28,267 restricted stock units and options to purchase 88,449 shares that vest within 60 days of the Record Date.
(5)	Includes 7,143 restricted stock units that vest within 60 days of the Record Date.
(6)	Includes 3,631 restricted stock units that vest within 60 days of the Record Date.
(7)	Includes 2,272 restricted stock units that vest within 60 days of the Record Date.
(8)	Includes 27,559,404 shares held by CMI Oxbow Partners, LLC and 7,143 restricted stock units that vest within 60 days of the Record Date.
(9)	Includes 5,625 restricted stock units and options to purchase 9,171 shares that vest within 60 days of the Record Date.

EXECUTIVE COMPENSATION
The following presents information about compensation paid to our principal executive officer, our other executive officer as of the last day of fiscal 2021, and a former executive officer who was no longer serving as an executive officer on the last day of fiscal 2021. We refer to those officers as our named executive officers. We had only two individuals who were serving as our executive officers on the last day of fiscal 2021, so our named executive officers do not include a third individual who was serving on the last day of fiscal 2021.
Summary Compensation Table for Fiscal 2021
The following table sets forth information regarding total compensation earned by our named executive officers during fiscal 2020 and fiscal 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)(1)	Option Award ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Thomas Sonderman President and Chief Executive Officer	2021	412,500	395,000(4)	620,746	1,866,912	—	11,228	3,306,386
	2020	300,000	—	—	—	84,371	8,628	392,999
Steve Manko(5) Chief Financial Officer	2021	303,365	300,000 (4)	236,250	234,047	—	10,843	1,084,505
	2020	113,461	50,000	2,078,433	—	—	2,885	2,244,779
Steven Wold(5) Former Chief Administrative Officer	2021	124,808	62,500(4)	381,038	182,322	—	439,695	1,190,363
	2020	250,000	39,000	—	—	66,576	7,567	363,143
(1)
The Stock Awards column represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), for restricted stock units that were granted pursuant to the SkyWater Technology, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) in fiscal 2021. Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 10 to the Consolidated Financial Statements for our fiscal year ended January 2, 2022. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
The Option Awards column represents the aggregate grant date fair value, computed in accordance with ASC Topic 718, for stock options that were granted pursuant to the 2021 Plan in fiscal 2021. Information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in Note 10 to the Consolidated Financial Statements for our fiscal year ended January 2, 2022. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)
Represents matching contributions under our 401(k) plan, life insurance premiums and health savings account contributions for each of our named executive officers and severance for Mr. Wold in the amount of $435,000.

(4)
Bonus amounts for 2021 represent (1) bonuses paid upon completion of our IPO in fiscal 2021 under bonus agreements with Mr. Sonderman ($300,000), Mr. Manko ($250,000) and Mr. Wold ($62,500), as described below under “Bonus Agreements,” and (2) discretionary bonuses for fiscal 2021 paid in fiscal 2022 to Mr. Sonderman ($95,000) and Mr. Manko ($50,000), as described below under “Cash Incentive Compensation.”

(5)	Mr. Manko became our Chief Financial Officer effective as of July 1, 2020. Mr. Wold’s employment with our company ended on June 4, 2021.
For fiscal 2021, our named executive officers were compensated through a combination of base salary, bonuses, equity-based awards and employee benefits. Our named executive officers were also entitled to cash severance and other benefits in the event of a qualifying termination of employment or certain transactions.
Base Salaries
The amount reported for Mr. Sonderman’s fiscal 2021 salary above reflects his base salary actually paid during fiscal 2021 as our Chief Executive Officer. Effective as of the IPO, his annual base salary rate was set at $450,000. The amount reported for Mr. Manko’s fiscal 2021 salary above reflects his base salary actually paid during fiscal 2021 as our Chief Financial Officer. Effective as of the IPO, his annual base salary rate was set at $315,000. The amount reported for Mr. Wold’s fiscal 2021 salary above reflects his base salary actually paid during fiscal 2021 as our Chief Administrative Officer until his employment ended on June 4, 2021. Effective as of the IPO, his annual base salary rate was set at $290,000. We expect that any base salary adjustments, will be determined by evaluating the responsibilities of the executive’s position, the executive’s experience, and industry practice among our peer companies and other companies with which we will compete for executive talent.

Cash Incentive Compensation
For fiscal 2021, we provided cash incentive compensation to our named executive officers in the form of discretionary bonuses awarded to Mr. Sonderman and Mr. Manko in the amounts of $95,000 and $50,000, respectively. The bonuses were based on our financial performance and the individual contributions of Mr. Sonderman and Mr. Manko, as assessed by the Board following the end of the year. The bonuses were paid in fiscal 2022.
SkyWater Long-Term Incentive Compensation Plan
We adopted the SkyWater Technology Foundry, Inc. Long-Term Incentive Compensation Plan (the “Long-Term Incentive Plan”) on April 25, 2018. The purpose of the Long-Term Incentive Plan was to retain key managerial employees, as determined in the sole discretion of the Board, by allowing these individuals to receive compensation on a deferred basis in order to provide retirement benefits for themselves, and pre-retirement death benefits for their survivors. The Long-Term Incentive Plan was intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Long-Term Incentive Plan was also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. The Long-Term Incentive Plan was administered by the Board, which has complete discretion to make all decisions relating to the Long-Term Incentive Plan. Awards under the Long-Term Incentive Plan do not represent units in our company.
Only our company could make contributions under the Long-Term Incentive Plan and such contributions generally vested 50% after three years of service and 100% following five years of service. Participants were 100% vested in the event of death, disability, retirement, or upon a change in control for those participants with at least one year of service immediately prior to the change in control. Vested participant accounts were paid in cash upon separation from service. The Board terminated the Long-Term Incentive Plan prior to our IPO, freezing the value of the participants’ accounts at that time, and provided for payment to plan participants of termination-related distributions between 12 and 24 months after the date of such termination and full vesting of unvested accounts under the Long-Term Incentive Plan as of the date of such distribution. We may elect to pay the termination-related distributions in the form of cash or shares of our common stock with an equivalent fair market value issued under the 2021 Plan.
As of the date of the Long-Term Incentive Plan’s termination, Mr. Sonderman’s benefit under the Long-Term Incentive Plan was $239,680, 50% of which was vested. Mr. Wold’s vested benefit under the Long-Term Incentive Plan of $99,867 will be paid out in accordance with the terms of the Long-Term Incentive Plan as a result of the fiscal 2021 end of his employment with our company or as otherwise required in conjunction with the termination of the Long-Term Incentive Plan.
Equity-Based Awards
In April 2021, each of our named executive officers received annual grants of equity-based awards under our 2021 Plan in the form of restricted stock units that vest ratably over three years and stock options that vest ratably over four years. In April 2021, Mr. Sonderman and Mr. Wold also received retention grants under our 2021 Plan in the form of restricted stock units and stock options that vest in full on the one-year anniversary of the date of grant. Mr. Wold’s retention grants were forfeited in connection with the end of his employment with our company in fiscal 2021. The awards are reflected in the “Stock Awards” and “Option Awards” columns, respectively, of the Summary Compensation Table for Fiscal 2021 above and, to the extent they remained outstanding as of the end of fiscal 2021, in the Outstanding Equity Awards Table as of January 2, 2022 below.
Bonus Agreements
Each of our named executive officers entered into a bonus agreement with SkyWater Technology Foundry effective as of August 28, 2020. Pursuant to these bonus agreements, Mr. Sonderman was eligible for bonus earnings of up to $300,000, Mr. Manko was eligible for bonus earnings of up to $250,000, and Mr. Wold was eligible for bonus earnings of up to $62,500, in each case dependent upon the completion of our IPO and other conditions, including each individual’s performance related to our IPO. As a result of the IPO, these bonuses were earned in full and were paid in fiscal 2021.

Executive Severance and Change of Control Plan
The Board adopted the SkyWater Technology, Inc. Executive Severance and Change of Control Plan (the “Severance Plan”), effective March 5, 2021, providing for specified payments and benefits to plan participants upon termination of employment as a result of severance eligible events. The participants in the Severance Plan are executive officers and other key employees of ours and our affiliates who are designated as participants by the compensation committee and who execute the required consent confirming their status as participants.
The severance multiple (corresponding to months of value) for plan benefits is 24 for individuals designated as Tier 1 participants and 12 for individuals designated as Tier 2 participants under the Severance Plan. The change of control severance multiple for plan benefits is 24 for individuals designated as Tier 1 participants and 18 for individuals designated as Tier 2 participants under the Severance Plan. Mr. Sonderman is a Tier 1 participant and Mr. Manko is, and Mr. Wold was at the time of his departure from our company, a Tier 2 participant.
The Severance Plan provides for payments and benefits to participants as follows:
•
Termination by the participant without good reason (as defined in the Severance Plan), termination by us for cause (as defined in the Severance Plan), or termination for disability (as defined in the Severance Plan) or by reason of death: the participant is entitled to (1) base salary earned through the date of termination, (2) incentive compensation earned but unpaid, and (3) accrued but unpaid vacation, sick leave and other paid time-off to the extent not theretofore paid, which we refer to collectively as the Accrued Obligations;

•
Termination by us without cause (as defined in the Severance Plan) or termination by the participant with good reason (as defined in the Severance Plan) not associated with a change of control (as defined in the Severance Plan): the participant is entitled to (1) the Accrued Obligations, (2) a lump sum payment in an amount equal to the participant’s base salary for a number of months equal to the applicable severance multiple, plus the amount of cash incentive the participant would receive for performance at “target” for the year in which the termination occurs times the applicable severance multiple divided by 12, and (3) at our option, either a lump sum payment equal to the cost of COBRA continuation under our medical and dental plans or continued participation in our medical and dental plans, in either case, for a number of months equal to the applicable severance multiple; or

•
Termination by us without cause (as defined in the Severance Plan) or termination by participant with good reason (as defined in the Severance Plan) within the three months preceding a change of control (as defined in the Severance Plan) and at the request of a third party involved in the change of control or during the twelve month period following a change of control: the participant is entitled to (1) the Accrued Obligations, (2) a lump sum payment in an amount equal to the participant’s base salary for a number of months equal to the applicable change of control severance multiple, plus the amount of cash incentive the participant would receive for performance at “target” for the year in which the termination occurs times the applicable change of control severance multiple divided by 12, and (3) at our option, either a lump sum payment equal to the cost of COBRA continuation under our medical and dental plans or continued participation in our medical and dental plans, in either case, for a number of months equal to the applicable change of control severance multiple.

A participant is entitled to benefits and payments under the Severance Plan (other than the Accrued Obligations) only upon the participant’s timely execution of a release and the participant’s compliance with the applicable restrictive covenants outlined in the Severance Plan. Payments and benefits under the Severance Plan are generally intended to be exempt from the provisions of Section 409A of the Internal Revenue Code. Any payments or benefits that constitute “nonqualified deferred compensation” to a participant who is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code shall be accumulated and paid six months following the termination date.

Outstanding Equity Awards as of January 2, 2022
The following table provides information regarding equity awards held by our named executive officers that were outstanding as of January 2, 2022. Mr. Wold held no equity awards as of January 2, 2022.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(1) ($)
Thomas Sonderman	—	285,326(2)	$14.00	4/20/2031	44,339(3)	719,179
		17,119(4)	$14.00	7/20/2022
Steve Manko	—	36,685(2)	$14.00	4/20/2031	375,165(5)	6,085,176
(1)
Market value computed by multiplying the number of restricted stock units that have not vested by $16.22, which was the closing price of a share of our common stock on the last trading day of fiscal 2021.

(2)
The options will vest ratably on each of the first, second, third and fourth anniversaries of the April 21, 2021 grant date contingent on the reporting person's continuation in service on each applicable vesting date.

(3)
20,232 restricted stock units will vest in full on the first anniversary of the April 21, 2021 grant date and 24,107 restricted stock units will vest ratably on each of the first, second and third anniversaries of the April 21, 2021 grant date, in each case contingent on the reporting person’s continuation in service on each applicable vesting date.

(4)	The options will vest in full on the first anniversary of the April 21, 2021 grant date, contingent on the reporting person's continuation in service on the vesting date.
(5)
358,290 restricted stock units were granted on December 21, 2020 and will vest with respect to 50% of the units on each of July 1, 2022 and July 1, 2023, and 16,875 restricted stock units will vest ratably on each of the first, second and third anniversaries of the April 21, 2021 grant date, in each case contingent on the reporting person’s continuation in service on the vesting date.

2021 Equity Incentive Plan
In connection with our IPO, the Board and our stockholders approved and adopted the 2021 Plan.
Adoption, Effective Date and Term
The 2021 Plan became effective April 14, 2021, following the Corporate Conversion, and will terminate on the tenth anniversary of the effective date, unless the 2021 Plan is terminated earlier by the Board or in connection with a change in control of our company.
Purpose and Types of Awards
The 2021 Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, unrestricted stock, dividend equivalent rights, other equity-based awards and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals.
Change in Control
Unless otherwise provided in an applicable award agreement, if we experience a change in control in which outstanding awards will not be assumed or continued by the surviving entity:
•
except for performance awards and annual incentive awards, immediately before the change in control, all outstanding shares of restricted stock and all restricted stock units, deferred stock units and dividend equivalent rights will vest, and the shares of common stock underlying, or cash payment promised under, such awards will be delivered; and

•
at the discretion of the compensation committee, either all options and stock appreciation rights will become exercisable at least 15 days before the change in control and terminate, if unexercised, upon the completion of the change in control, and/or all options, restricted stock, restricted stock units, deferred stock units and dividend equivalent rights will be canceled in exchange for cash and/or capital stock.

In the case of performance awards and annual incentive awards, if less than half of the performance period has lapsed, the awards will be treated as though target performance thereunder has been achieved, and if at least half of the performance period has lapsed, actual performance to date (if determinable) will be determined and treated as achieved. If actual performance is not determinable, the awards will be treated as though target performance thereunder has been achieved. Other equity-based awards will be governed by the terms of the applicable award agreement.
Unless otherwise provided in an applicable award agreement, if we experience a change in control in which outstanding awards will be assumed or continued by the surviving entity, the 2021 Plan and awards granted thereunder will continue under their terms, with appropriate adjustments to the number of shares subject to or underlying an award and to the exercise prices of options and stock appreciation rights.
Potential Payments Upon Termination or Change in Control
Thomas Sonderman
Under the Executive Severance and Change of Control Plan, upon a termination of Mr. Sonderman’s employment by us without cause or by Mr. Sonderman with good reason, Mr. Sonderman would receive a severance benefit equal to 24 months’ base salary plus an amount equal to two times his target bonus. Mr. Sonderman would also be entitled to COBRA continuation under our medical and dental plans for up to 24 months (or the lump sum cash equivalent). If the termination without cause or with good reason occurred in connection with or within 12 months following a change of control, the severance benefit would equal 24 months’ base salary plus an amount equal to two times his then target bonus. In that event, the COBRA continuation benefit would last up to 24 months.
Steve Manko
Under the Executive Severance and Change of Control Plan, upon a termination of Mr. Manko’s employment by us without cause or by Mr. Manko with good reason, Mr. Manko would receive a severance benefit equal to 12 months’ base salary plus an amount equal to his target bonus. Mr. Manko would also be entitled to COBRA continuation under our medical and dental plans for up to 12 months (or the lump sum cash equivalent). If the termination without cause or with good reason occurred in connection with or within 12 months following a change of control, the severance benefit would equal 18 months’ base salary plus an amount equal to 1.5 times his then target bonus. In that event, the COBRA continuation benefit would last up to 18 months.
Steven Wold
Under the Executive Severance and Change of Control Plan, upon the termination of Mr. Wold’s employment on June 4, 2021, Mr. Wold became eligible to receive a severance benefit of $435,000, which was equal to 12 months’ base salary plus an amount equal to his target bonus. Mr. Wold was also entitled to COBRA continuation under our medical and dental plans for up to 12 months, a benefit valued at $7,165.
Emerging Growth Company Status
As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our principal executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Other Benefits
We maintain a defined contribution 401(k) retirement plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code. During fiscal 2021, we offered a matching contribution equal to 3% of eligible compensation up to 6%. We also offer group health, life, long-term disability and accidental death and dismemberment benefits, as well as health savings accounts, to eligible employees, including our named executive officers, and we pay the full cost of the premiums for basic life insurance, long-term disability and accidental death and dismemberment benefits. Our named executive officers participate in these benefit plans and programs on the same terms as our other eligible employees.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. It also is possible that the director or officer could amend the plan when not in possession of material, nonpublic information. In addition, our directors and executive officers may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.
Indemnification of Directors and Officers and Limitation of Liability
Our certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Our certificate of incorporation and bylaws also entitle our directors and executive officers to receive indemnification from us to the fullest extent permitted by the Delaware General Corporation Law.
We maintain a general liability insurance policy that covers certain liabilities of our directors and executive officers arising out of claims based on acts or omissions in their capacities as directors or executive officers. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us, among other matters, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers.
Equity Grant Policy
The compensation committee maintains an equity grant policy, which contains procedures to ensure the integrity and efficiency of our award process and to delegate authority to grant equity awards to certain of our officers. Under the equity grant policy, the compensation committee approves grants to executive officers, employees and consultants under 2021 Plan. The Board has delegated the authority to our chief executive officer and may, from time to time, delegate authority to other of the Company’s officers, each as a delegate, to grant equity awards to certain eligible recipients under the 2021 Plan.
The grant date for annual awards pursuant to the policy will be the first trading day that is one full trading day after the first quarterly earnings release that occurs after the date such grants are approved by the compensation committee or a delegate.
In addition to the annual grants, stock awards may be granted at other times during the year to new hires, employees receiving promotions and in other special circumstances (“Interim Grants”). Any Interim Grants approved by the compensation committee are granted on the first trading day that is one full trading day after the first quarterly earnings release that occurs after the date such Interim Grants are approved by the compensation committee or a delegate, or if later, for a new hire or promotion grant, the date of hire or promotion.
The exercise price of any equity award requiring an exercise price shall be no less than the fair market value (as defined in the 2021 Plan) of our common stock on the grant date.

Stock Ownership Guidelines
One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our stockholders. We believe that ensuring that executive officers are stockholders and have a significant financial interest in our company is an effective means to accomplish this objective. The Board has approved stock ownership guidelines setting levels of ownership of our common stock that our executive officers, including our named executive officers, and our non employee directors are expected to satisfy within five years. The ownership requirements are as follows:
Position	Ownership Requirement
Chief Executive Officer	5x Base Salary
Direct Reports to Chief Executive Officer	3x Base Salary
Other Board-appointed Officers	2x
Non Employee Directors	5x Board Annual Retainer
Newly appointed executive officers and non employee directors (after the effective date of the guidelines) will have until the fifth anniversary of their appointment to satisfy their ownership requirement. Each of our executive officers and non employee directors has either satisfied the ownership requirements under the guidelines or has additional time to do so.
Compensation Recovery Policy
We maintain a compensation recovery policy pursuant to which certain incentive based compensation received by our executive officers. Our policy provides for the recoupment of certain executive compensation in the event either (i) we are required to prepare an accounting restatement resulting from material noncompliance with financial reporting requirements or (ii) an executive officer engages in illegal or improper conduct causing financial or reputational harm to us. The incentive based compensation subject to the policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of a measure that is determined and presented in accordance with the accounting principles used in preparing our financial statements, any measures that are derived wholly or in part from such measures, or stock price or total stockholder return. We intend to amend the policy as and when necessary to reflect applicable changes in law and stock exchange listing standards, including the requirements of the final regulations and listing standards expected to be promulgated by the SEC.
Policy Prohibiting Pledging and Hedging Shares of Stock
As part of our Board-approved policy prohibiting insider trading, our directors, executive officers and certain employees are prohibited from engaging in any hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Our directors, executive officers and employees are also prohibited from holding shares of our common stock (or any other Company securities) in a margin account or otherwise pledging such stock or other securities as collateral for a loan. Our Board and general counsel are responsible for overseeing the securities trading policy and must approve any waivers of the policy.

REPORT OF THE AUDIT COMMITTEE
In accordance with its written charter, the audit committee’s purposes include assisting the Board with overseeing and taking appropriate action with respect to (i) our accounting, financial reporting processes and internal controls as well as the quality and integrity of our financial statements; (ii) the independent registered public accounting firm and their qualifications, independence and performance; (iii) finance and treasury matters, as described in the charter; (iv) our compliance with legal and regulatory requirements, and compliance by our directors and officers with our code of conduct; and (v) our financial risk assessment, financial risk management and financial risk mitigation policies and programs, including matters relating to privacy and cybersecurity.
In fulfilling its responsibilities, the audit committee has reviewed and discussed the audited financial statements contained in the 2021 Annual Report on Form 10-K with our management and the independent registered public accounting firm.
The audit committee discussed with the independent registered public accounting firm matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, our independent registered public accounting firm provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the audit committee discussed with the independent registered public accounting firm the firm’s independence.
The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The audit committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in “Proposal 2. Ratification of the Appointment of Independent Registered Public Accounting Firm” below was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.
Based on the reviews and discussions referred to above, the audit committee recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 2, 2022, for filing with the SEC.
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.
AUDIT COMMITTEE
John T. Kurtzweil, Chair
Gregory B. Graves
Gary J. Obermiller

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal 2021, and has served as our (or our predecessor CMI Acquisition, LLC’s) independent registered public accounting firm since 2019. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.
The audit committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022, subject to stockholder ratification at the Annual Meeting.
The audit committee charter does not require that our stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our audit committee may reconsider whether to retain Deloitte & Touche LLP, but still may retain that firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our or our stockholders’ best interests.
Fees billed to us by Deloitte & Touche LLP for the years ended January 2, 2022 and January 3, 2021 were as follows:
	Fiscal Year 2021	Fiscal Year 2020
Audit Fees(1)	$960,855	$937,536
Audit-Related Fees	—	—
Tax Fees(2)	278,775	220,521
All Other Fees	—	—
Total	$1,239,630	$1,158,057
(1)
Audit of annual financial statements for the fiscal years ended January 2, 2022 and January 3, 2021, review of financial statements included in our Quarterly Reports on Form 10-Q for the fiscal year ended January 2, 2022 and other documents filed with the SEC, including our registration statement on Form S-1 relating to our IPO, and other services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.

(2)	Tax compliance, planning and advisory fees, including out-of-pocket expenses.
The audit committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the audit committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full audit committee at its next scheduled meeting. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management. In fiscal 2021, the audit committee pre-approved all services provided by our independent registered public accounting firm, and no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under SEC rules.
The Board recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

STOCKHOLDER PROPOSALS
A stockholder who intends to present a proposal for action at our 2023 annual meeting of stockholders and who desires that such proposal be included in our proxy materials pursuant to SEC Rule 14a-8 must submit the proposal to us at our principal executive offices at 2401 East 86th Street Bloomington, Minnesota 55425, directed to the attention of our Secretary, no later than December 20, 2022.
A stockholder who otherwise intends to present business, other than a stockholder proposal pursuant to Rule 14a-8, or to nominate a director at our 2023 annual meeting of stockholders must comply with the requirements set forth in our bylaws. Among other matters, a stockholder must give written notice containing the information specified in our bylaws to our Secretary at our principal executive offices not later than 5:00 p.m. Eastern Time on the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. Under our bylaws, we must receive notice of a stockholder’s intent to present business, other than pursuant to Rule 14a-8, or to nominate a director at our 2023 annual meeting of stockholders no later than 5:00 p.m. Eastern Time on March 3, 2023 and no earlier than February 1, 2023. If the notice is received outside of that time frame, then we are not required to permit the business or the nomination to be presented at the 2023 annual meeting of stockholders. Nevertheless, if the Board chooses to present such proposal at the 2023 annual meeting of stockholders, then the persons named in proxies solicited by the Board for the 2023 annual meeting of stockholders may exercise discretionary voting power with respect to such proposal.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any owner of greater than 10% of our common stock to file reports with the SEC concerning their ownership of our common stock. Based solely upon information provided to us by individual directors, executive officers and owners of greater than 10% of our common stock, we believe that, during the fiscal year ended January 2, 2022, all of our directors, executive officers and owners of greater than 10% of our common stock timely complied with the Section 16(a) filing requirements.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
When is the Annual Meeting and how can I participate at the Annual Meeting?
The Annual Meeting will be held on Wednesday, June 1, 2022, at 10:00 a.m. Eastern Time, in a virtual format online via live webcast. The Annual Meeting will be held in a virtual format online via live webcast only. You will not be able to attend the Annual Meeting physically.
To attend the Annual Meeting, visit the virtual meeting website at www.virtualshareholdermeeting.com/SKYT2022 and use the 16-digit control number found on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your control number. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the virtual Annual Meeting, please call 1-844-986-0822 (toll free in the U.S.) or 303-562-9302 (international) for assistance. We will have personnel available to assist you.
This year’s stockholders question and answer session will include questions submitted in advance of the Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number. We expect to respond to questions during the Annual Meeting and may also respond to questions on an individual basis or by posting answers on our Investor Relations website after the meeting.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on April 4, 2022 are entitled to receive the Notice of Annual Meeting of Stockholders and to vote their shares at the Annual Meeting. As of that date, there were 39,904,690 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares. The Notice of Annual Meeting of Stockholders and this proxy statement and any accompanying materials have been provided directly to you by us.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting of Stockholders and this proxy statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.
How do I vote?
You may vote using any of the following methods:
•	By Internet: You can vote by Internet at www.proxyvote.com by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.
•	By Telephone: You can vote by telephone by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.
•
By Mail: If you have requested or received a proxy or voting instruction card by mail, you can vote by completing, signing and dating the accompanying proxy or voting instruction card and returning it in the prepaid envelope. If you are a stockholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board.

•
At the Annual Meeting: Stockholders who attend the Annual Meeting may vote by virtual presence online at the Annual Meeting. If you are a stockholder of record, you will need to visit the virtual meeting website at www.virtualshareholdermeeting.com/SKYT2022 and enter a valid 16-digit control number, which can be found on your Notice of Internet Availability of Proxy Materials or on your proxy card. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and register in advance to vote at the Annual Meeting as described above under “When is the Annual Meeting and how can I participate at the Annual Meeting?”.
You can vote by proxy by Internet or by telephone until 11:59 p.m. Eastern Time on May 31, 2022 by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive. If you vote by Internet or telephone, you do not have to return your proxy or voting instruction card.
Your vote is important. You can save us the expense of a second mailing by voting promptly.
What can I do if I change my mind after I vote?
Submitting your vote by proxy by Internet, by telephone or by executing and returning a printed proxy card will not after your right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has submitted a proxy does not in itself revoke a proxy. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by doing any of the following:
•	entering a new vote by Internet or by telephone;
•	submitting a subsequently dated and properly completed proxy card;
•	attending the virtual Annual Meeting and voting at the virtual Annual Meeting online; or
•	giving written notice of revocation to SkyWater Technology, Inc., c/o Christopher Hilberg, Secretary, 2401 East 86th Street Bloomington, Minnesota 55425.
However, if you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.
Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?
We distribute our proxy materials to certain stockholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or before April 19, 2022, we mailed a Notice of Internet Availability of Proxy Materials to participating stockholders, containing instructions on how to access the proxy materials on the Internet to vote your shares by Internet or by telephone. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.
What is “householding” and how does it affect me?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and receive paper copies of the proxy materials will receive only one copy of our proxy statement, Notice of Internet Availability of Proxy Materials and annual report to stockholders, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. Householding conserves natural resources and reduces our distribution costs. Stockholders who participate in householding will continue to receive separate proxy cards.
Upon request, we will promptly deliver a separate copy of the proxy statement and annual report to stockholders to any stockholder at a shared address to which a single copy of each document was delivered. For future deliveries of proxy statements and annual reports to stockholders, stockholders may also request us to deliver multiple copies at a shared address to which a single copy of each document was delivered. Stockholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to stockholders may also request delivery of a single copy upon request. Stockholders may notify us of their requests orally or in writing by contacting the Secretary of SkyWater Technology, Inc. at (952) 851-5200 or 2401 East 86th Street Bloomington, Minnesota 55425.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.
Can I access the proxy materials and the 2021 Annual Report on the Internet?
The Notice of Annual Meeting of Stockholders, this proxy statement and our 2021 annual report to stockholders are available on www.proxyvote.com or on our website at www.skywatertechnology.com.
What is a broker non-vote?
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under New York Stock Exchange rules.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange rules to vote your shares on the ratification of the appointment of Deloitte & Touche LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, in which case a broker non-vote will occur, and your shares will not be voted on the election of our directors.
What is a quorum for the Annual Meeting?
The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.
What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?
Proposal		Vote Required
1.	Election of eight directors	Plurality of the votes cast
2.	Ratification of the appointment of Deloitte & Touche LLP	Majority of shares present and entitled to vote
Election of Eight Directors
Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.
Ratification of the Appointment of Deloitte & Touche LLP
The affirmative vote of the holders of a majority of the shares having voting power present in person or represented by proxy at the Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022. Abstentions will act as a vote against ratification of the appointment.

How will my shares be voted at the Annual Meeting?
If you submit your proxy by Internet or by telephone, or you request a printed proxy card and properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you request a printed proxy card, and properly execute and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote:
•	FOR the election of each of the eight director nominees named in this proxy statement; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.
Could other matters be decided at the Annual Meeting?
Other than the election of eight directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if you return your signed and completed proxy card or vote by Internet or by telephone and any other business or matters properly come before the Annual Meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We will also reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.
Who will count the votes?
Our Secretary will tabulate the votes and act as inspector of election.

skywater

SKYWATER TECHNOLOGY, INC.
2401 EAST 86TH STREET
BLOOMINGTON, MN 55425

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 31, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SKYT2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 31, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D80617-P66818 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SKYWATER TECHNOLOGY, INC.

The Board of Directors recommends you vote FOR all the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Nancy Fares	☐	☐	☐
1b. Gregory B. Graves	☐	☐	☐
1c. John T. Kurtzweil	☐	☐	☐
1d. Chunyi (Amy) Leong	☐	☐	☐
1e. Thomas R. Lujan	☐	☐	☐
1f. Gary J. Obermiller	☐	☐	☐
1g. Thomas Sonderman	☐	☐	☐
1h. Loren A. Unterseher	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2022.	☐	☐	☐

NOTE: If other matters properly come before the meeting or any adjournment or postponement thereof, the undersigned also authorizes the named proxies to vote on such matters in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report on Form 10-K for the fiscal year ended January 2, 2022 are available at www.proxyvote.com.

D80618-P66818

SKYWATER TECHNOLOGY, INC.
Annual Meeting of Stockholders
June 1, 2022 10:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary J. Obermiller, Thomas Sonderman and Christopher Hilberg, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of Skywater Technology, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on Wednesday, June 1, 2022 virtually at www.virtualshareholdermeeting.com/SKYT2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted "FOR" the election of all listed director nominees and "FOR" proposal 2. If other matters properly come before the meeting or any adjournment or postponement thereof, the above named proxies will vote on such matters in their discretion.

Continued and must be signed and dated on reverse side